Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 33-4711

PROSPECTUS SUPPLEMENT DATED July 22, 2004
(To Prospectus Effective on May 19, 2004)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
AGENTS’ SAVINGS AND PROFIT-SHARING PLAN

This prospectus supplement supplements the prospectus effective on May 19, 2004 relating to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (“Plan”) by providing certain information regarding new restrictions on fund transfers.

The purpose of this memorandum is to advise you that, effective August 1, 2004 participants in the Plan will be limited to 26 days of trading activity each calendar year using voice-automated, electronic, and web-based systems. Once a participant exceeds the 26 automated trading day limit, he/she will only be allowed to make fund transfers by completing a Fund Transfer Form (“Form”) and returning it to the third-party administrator (“TPA”) using regular first class U.S. Mail (no faxes or overnight mail will be accepted). Forms will be available from the TPA shortly after August 1. Trades requested using Forms will be processed within three (3) business days after they are received and date/time stamped by the TPA. If multiple Forms are received for the Plan on the same day, the Form with the last date/time stamp will be the one processed.

Lincoln Financial Group (“LFG”) believes that the Plan is compliant with current laws and regulations. Nevertheless, LFG’s Benefits Committee has decided to take steps to ensure that participants do not abuse trading privileges within the Plan.